                                                             Schedule I

                                 Transactions in the Last Sixty Days

Farris Wilks
Date	Transaction	Shares	Price Per Share
08/14/2025	Purchase	2,500,000	$4.00

THRC Holdings, LP
Date	Transaction	Shares	Price Per Share
08/14/2025	Purchase	2,500,000	$4.00